Exhibit 99.9

DEED OF PLEDGE OF SHARES

(CME Media Enterprises B.V.)

This • day of • two thousand and fourteen, there appeared before me, •, civil law notary officiating in Amsterdam, the Netherlands:

[• employee of Loyens & Loeff N.V.], in this respect acting as authorized representative of:

1.                            Central European Media Enterprises N.V., a public company (naamloze vennootschap) under the laws of Curaçao, having its registered offices in Curaçao, and its office address at Schottegatweg Oost 44, Curaçao, and registered with the Commercial Register of the Curaçao Chamber of Commerce and Industry under number 67248 (the “Pledgor”);

2.                            CME Media Enterprises B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands, and its office address at Dam 5B, 1012 JS Amsterdam, the Netherlands, and registered with the trade register of the Chambers of Commerce under file number 33246826 (the “Company”);

3.                            Deutsche Bank Trust Company Americas, a banking corporation incorporated under the laws of the State of New York, United States of America, with an address at 60 Wall Street, 27th Floor, New York, NY 10005, United States of America (acting in its capacity as security trustee under the Indenture (as defined hereafter) and as sole creditor under the Parallel Debt (as defined hereafter), the “Pledgee”)

Powers of attorney.

The authorization of the person appearing is evidenced by three (3) written powers of attorney, copies of which shall be attached to this deed (Annex I).

The person appearing declared the following:

the Pledgor and the Pledgee have agreed as follows:

Whereas:

a.                            in the Indenture, the Pledgor has assumed the obligation to provide security to the Pledgee, in the form of a right of pledge;

b.                            in complying with the aforementioned obligation, the Pledgor and the Pledgee wish to hereby establish a right of pledge with a sixth priority (on the date hereof) in respect to the Shares (as defined hereafter) under the following terms;

c.                             the holders of the Existing Rights of Pledge (as defined hereafter) have approved the creation of the Right of Pledge (as defined hereafter), as appears from the Amended Intercreditor Agreement (as defined hereafter).

Definitions.

Article 1.

In this deed, the following words shall have the following meaning:

a.                            [the “Amended Intercreditor Agreement”: the intercreditor agreement dated the twenty-first day of July two thousand and six (and amended and restated on the sixteenth day of May two thousand and seven, on the twenty-second day of August two thousand and seven, the tenth day of March two thousand and eight, the seventeenth day of September two thousand and nine, the twenty-ninth day of September two thousand nine, the twenty-first day of October two thousand and ten, the eighteenth day of February two thousand and eleven, the eighth day of October two thousand and twelve, and as further amended and restated on the • day of • two thousand and fourteen) by and between (among others) Central European Media Enterprises Ltd., the Pledgor, the Company, The Bank of New York Mellon, acting through its London branch (in its capacity as note trustee under the 2009 Indenture), The Law Debenture Trust Corporation p.l.c. (in its capacity as security trustee under the 2009 Indenture), BNP Paribas Trust Corporation UK Limited (in its capacity as security trustee under the 2010 Indenture), Citibank, N.A., London Branch (in its capacity as notes trustee under the 2010 Indenture), the Pledgee (in its capacity as security agent and trustee under the 2011 Indenture and as security trustee under the Indenture);](1)

b.                            an “Event of Default”: each “Event of Default” as defined in the Indenture;

c.                             an “Event of Statutory Default”: each Event of Default which also constitutes a default (verzuim) in the fulfilment of the Secured Obligations within the meaning of Section 3:248 of the Dutch Civil Code;

d.                           “Existing Rights of Pledge”: the rights of pledge on the Shares (as defined hereinafter) created in favor of (i) The Law Debenture Trust Corporation p.l.c., on the seventeenth day of September two thousand and nine pursuant to that certain notarial deed of pledge dated the seventeenth day of September two thousand and nine by and between the Pledgor, the Bank of New York Mellon, The Law Debenture Trust Corporation p.l.c. and the Company, (ii) BNP Paribas Trust Corporation UK Limited, on the twenty-first day of October two thousand and ten pursuant to that certain notarial deed of pledge dated the twenty-first day of October two thousand

(1)    Description to be updated upon review of agreed form of this document.

and ten by and between the Pledgor, BNP Paribas Trust Corporation UK Limited and the Company, (iii) the Pledgee, on the eighteenth day of February two thousand and eleven pursuant to that certain notarial deed of pledge dated the eighteenth day of February two thousand and eleven by and between the Pledgor, the Pledgee and the Company (iv) the Time Warner, Inc., on the • day of • two thousand and fourteen pursuant to that certain notarial deed of pledge dated the • day of • two thousand and fourteen by and between the Pledgor, Time Warner, Inc.and the Company and (v) the Time Warner, Inc., on the • day of • two thousand and fourteen pursuant to that certain notarial deed of pledge dated the • day of •two thousand and fourteen by and between the Pledgor, Time Warner, Inc. and the Company;

e.                             “Future Shares”: any and all future shares in the capital of the Company to be acquired (either through issue, purchase, distribution or otherwise) by the Pledgor after the date of this deed;

f.                              [the “Indenture”: the indenture dated [•] two thousand and fourteen by and between (among others) the Issuer (as defined bellow) as issuer and the Pledgee in its capacity as security trustee;](2)

g.                             the “Issuer”: Central European Media Enterprises Ltd.;

h.                            the “Parallel Debt”: the Parallel Debt (as defined in Section [11.4] of the Indenture);

i.                                the “Present Shares”: one hundred ninety-nine thousand nine hundred and ninety-nine (199,999) ordinary shares in the capital of the Company owned by the Pledgor, numbered 1 through 199,997, and 199,999 and 200,000, each share having a nominal value of one Netherlands Guilder (NLG 1) or (converted into euro in accordance with section 2:178c of the Dutch Civil Code) forty-five eurocent (EUR 0.45);

j.                               the “Right of Pledge”: the right of pledge with a sixth priority (on the date hereof) in respect of the Shares established by the execution of this deed;

k.                           the “Secured Obligations”: all present and future obligations and liabilities consisting of monetary payment obligations (verbintenissen tot betaling van een geldsom) of the Issuer and the Pledgor to the Pledgee, whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever, under or in connection with the Parallel Debt, provided that no obligation or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Right of Pledge (or any part thereof) or any provision of this deed would be unlawful or prohibited by any applicable law;

l.                                the “Shares”: collectively, the Present Shares and the Future Shares;

(2)    Description to be updated upon review of agreed form of this document.

m.                        “Voting Event”: the occurrence of an Event of Statutory Default of which the Pledgee has given notice to the Pledgor and the Company;

n.                            the “2009 Indenture”: the indenture dated the seventeenth day of September two thousand and nine by and between (among others) Central European Media Enterprises Ltd. as issuer, the Pledgor and the Company as guarantors, and The Law Debenture Trust Corporation p.l.c, as security trustee;

o.                            the “2010 Indenture”: the indenture dated the twenty-first day of October two thousand and ten by and between (among others) CET 21 spol s r.o. as issuer, and Citibank, N.A., London Branch, as trustee; and

p.                            the “2011 Indenture”: the indenture dated the eighteenth day of February two thousand and eleven by and between (among others) Central European Media Enterprises Ltd. as issuer, the Pledgor and the Company as guarantors, and the Pledgee, as trustee, security agent, paying agent, conversion agent, transfer agent and registrar.

Agreement to pledge.

Article 2.

1.                            To secure the performance of the Secured Obligations, the Pledgor and the Pledgee hereby agree that the Pledgor will establish the Right of Pledge in favor of the Pledgee, which the Pledgee hereby accepts.

2.                            If and to the extent at any time it shall appear that any right of pledge created hereby or pursuant hereto shall not have the ranking as referred to in the definition of Right of Pledge, the Pledgor and the Pledgee confirm, and — to the extent necessary — hereby further agree, that a valid right of pledge has or shall nevertheless have been created which shall have the highest possible ranking as permitted under Dutch law.

Pledge of shares.

Article 3.

1.                            To secure the performance of the Secured Obligations, the Pledgor hereby establishes the Right of Pledge in favor of the Pledgee, which the Pledgee hereby accepts. The Right of Pledge is one and indivisible (één en ondeelbaar). The Right of Pledge shall not be affected by one or more but not all of the Secured Obligations being discharged or the Secured Obligations being amended. The Right of Pledge includes a right of pledge over all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Shares.

2.                           The right of pledge on the Future Shares shall be effected ipso facto at the time the Pledgor becomes authorised to dispose (beschikkingsbevoegd) of such Future Shares and to the extent any further action shall be required to effectuate such right of pledge on Future Shares the Pledgor agrees to take such action and herewith grants an irrevocable power of attorney to the Pledgee to take such action on behalf of the Pledgor.

Voting rights.

Article 4.

1.                            The voting and other consensual rights and similar rights or powers attaching to the Shares or any part thereof (the “Voting Rights”) are hereby transferred by the Pledgor to the Pledgee under the conditions precedent (opschortende voorwaarden) of (i) the occurrence of a Voting Event and (ii) the termination and/or release of the Existing Rights of Pledge. This conditional transfer of Voting Rights was approved by the shareholders meeting of the Company in a written resolution adopted outside of a general meeting on the • day of • two thousand and fourteen. Until the occurrence of a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge, the Pledgor may exercise any and all such Voting Rights, save:

(a)                         that no such exercise may violate or be inconsistent with the express terms or purpose of this deed, the Existing Rights of Pledge, the 2009 Indenture, the 2010 Indenture, the 2011 Indenture and/or the Indenture;

(b)                         that no such exercise may have the effect of impairing the position or interests of the Pledgee hereunder; and

(c)                         as set out in Article 4.2 below.

2.                            Upon the occurrence of a Voting Event and subject to the termination or release of the Existing Rights of Pledge:

(a)                         any and all rights of the Pledgor to exercise the Voting Rights which it is entitled to exercise pursuant to Article 4.1 above shall cease automatically without further notice to the Pledgor being required and the Pledgee shall have the sole and exclusive right, but not the obligation, and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit; and

(b)                         the Pledgee shall immediately be entitled, but not obliged, at any time at its sole discretion, to effect the resignation of and/or to dismiss the directors of the Company or any of them, and to appoint new directors of the Company and the Pledgor hereby undertakes to do all things and execute all documents and instruments as may be required by the Pledgee to ensure the effectiveness of any such resignations, dismissals or appointments.

3.                           By signing this deed, the Company confirms (and the other parties agree) that a written notice from the Pledgee to the Company stating that a Voting Event has occurred, shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights and other powers which it is entitled to exercise pursuant to this Article 4 upon the occurrence of such a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge.

4.                            The Pledgor and the Company agree to notify the Pledgee immediately in writing of any event or circumstance which could be of material importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this deed, such as (without limitation) the filing of a petition for the bankruptcy (faillissement) of the Pledgor, the filing of a petition for a moratorium of payments (surseance van betaling) by the Pledgor, attachment or garnishment of the Pledgor’s assets, the termination of any one of the Pledgor’s commercial activities or its dissolution.

5.                            Upon the occurrence of a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge, the Pledgee shall have the rights which the law attributes to holders of depositary receipts with meeting rights (vergaderrechten) of shares in its capital.

6.                            During the term of the Right of Pledge, the foregoing provisions of this Article 4 with respect to the Voting Rights on the Present Shares also apply to the Future Shares. In addition, the Pledgor and the Pledgee shall, if reasonably practicable, at the time of or, if not practicable at such time, as soon as reasonably practicable after the acquisition of such Future Shares, arrange that the attribution of the Voting Rights attaching thereto shall be ratified if that is reasonably deemed necessary, to enable the Pledgee to exercise such voting rights upon the occurrence of the conditions precedent as provided in Article 4.1 of this deed. If such ratification is, at the Pledgee’s sole discretion, not obtained in time, the Pledgor shall fully co-operate in the taking of such other reasonable measures relating to such transfer of voting rights as are proposed by the Pledgee.

Authority to collect.

Article 5.

1.                            The authority to collect dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable in respect of any one or more of the Shares, shall accrue to the Pledgee, as provided for in paragraph 1 of Section 3:246 of the Dutch Civil Code, subject to the termination and/or release of the Existing Rights of Pledge.

2.                            In derogation of the provisions of Article 5.1 above, the Pledgee hereby grants approval to the Pledgor to collect all dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Shares, subject to the termination and/or release of the Existing Rights of Pledge.

3.                            The Pledgee may terminate the authorization mentioned in Article 5.2 above upon occurrence of an Event of Default only. Termination of the authorization is made by written statement to that effect, by the Pledgee to the Pledgor, copied to the Company.

Further obligations of the Pledgor.

Article 6.

The Pledgor assumes the following obligations vis-à-vis the Pledgee:

a.                            on first demand in writing from the Pledgee, the Pledgor shall take all actions, and draw up and sign all supplementary documents as the Pledgee may consider necessary or desirable for the performance of the Pledgor’s obligations under this deed, and to fully cooperate so as to enable the Pledgee to exercise his rights, with due regard to the relevant provisions of the Existing Rights of Pledge;

b.                           the Pledgor shall, on first demand from the Pledgee, submit to the Pledgee all requested material information and data with respect to the Shares;

c.                            during the term of the Right of Pledge, the Pledgor shall not alienate, pledge or in any other way encumber the Shares, (depositary receipts for) shares and/or rights to acquire (depository receipts for) shares in the capital of the Company without the prior written consent of the Pledgee except for an encumbrance permitted in accordance with the provisions of the Indenture or the Amended Intercreditor Agreement;

d.                           the Pledgor shall with due regard to the relevant provisions of the Existing Rights of Pledge provide that the (depositary receipts for) Future Shares and/or rights to acquire (depositary receipts for) Future Shares in the capital of the Company it acquires after execution of this deed shall be pledgeable, and that the transferability thereof shall not be more cumbersome than the transferability of the Shares;

e.                            whenever the Pledgor is aware that the Company is involved in the preparation of a legal merger or demerger as a result of which the Company would cease to exist, the Pledgor shall inform the Pledgee thereof in writing immediately; and

f.                             whenever the Pledgor is aware that actions have been taken for the winding-up, dissolution, administration, bankruptcy, suspension of payments or reorganization of the Company, or that an Event of Statutory Default has occurred, the Pledgor shall inform the Pledgee thereof in writing immediately.

Warranties. Declarations.

Article 7.

1.                            The Pledgor warrants to the Pledgee that, at this time, the following is correct:

a.                             the Company is a private company with limited liability, legally established under the laws of the Netherlands by notarial deed, executed before H. van Wilsum, at that time civil law notary officiating in Amsterdam, the Netherlands, on the third day of August nineteen hundred and ninety-four. The articles of association of the Company were last partially amended by deed executed before a substitute of M.P. Bongard, civil law notary officiating in Amsterdam, the Netherlands, on the thirty-first day of May nineteen hundred and ninety-eight. A copy of the present articles of association shall be attached to this deed (Annex II). The Company is currently registered with the trade register of the Chamber of Commerce for Amsterdam, the Netherlands, under file number 33246826. A copy of the extract from the trade register shall be attached to this deed (Annex III);

b.                             the Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request therefor been filed, nor has any notice by the Chambers of Commerce, as described in Section 2:19a of the Dutch Civil Code, been received. The Company has not been declared bankrupt nor has a suspension of payment been granted, nor have any requests thereto been filed nor are any such petitions anticipated;

c.                              the shareholders’ register of the Company is completely accurate and up to date. A copy of the shareholders’ register is attached to this deed (Annex IV);

d.                             the entire issued share capital of the Company consists of two hundred thousand (200,000) ordinary shares, numbered 1 through 200,000; one (1) share with the number 199,998 is held by the Company in its own capital and all of the issued shares are fully paid-up; the Company has not granted any rights to subscribe for shares in its capital which have not yet been exercised;

e.                              the Pledgor has a complete and unencumbered right to the Present Shares, with the exception of the Existing Rights of Pledge, and any attachments made after the date of this deed, and its rights to the Shares are not subjected to revocation (herroeping), rescission (ontbinding) or any form of annulment (vernietiging) whatsoever;

f.                               the Pledgor has not been deprived of the authority to alienate the Shares by virtue of Section 2:22a subsection 1 of the Dutch Civil Code;

g.                              the Shares are not subject to either (limited) rights or obligations to transfer to third parties or claims based on contracts of any nature and have not been encumbered with any attachment, except for the Existing Rights of Pledge;

h.                             the Pledgor is authorized to establish the Right of Pledge and is entitled to transfer the voting rights pertaining to the Shares to the Pledgee, subject to the Existing Rights of Pledge and in accordance with Article 4.1 above;

i.                                 all resolutions and approvals, required for establishing the Right of Pledge with the transfer to the Pledgee of the voting rights pertaining to the Shares pursuant to Article 4.1 above, have been adopted and/or obtained respectively;

j.                                the obligations of the Pledgor and the Company vis-à-vis the Pledgee, resulting from the Indenture and this deed respectively, are lawful obligations of the Pledgor and the Company respectively and are legally enforceable against the Pledgor and the Company respectively subject to the Amended Intercreditor Agreement;

k.                             the assumption and performance by the Pledgor and the Company respectively of the obligations vis-à-vis the Pledgee resulting from the Indenture, the Amended Intercreditor Agreement and this deed are not contrary to any provision of applicable law or any agreement to which the Pledgor or the Company is a party, or by which the Pledgor or the Company is bound in any other way; and

l.                                 the Pledgor has provided the Pledgee with all information and data with respect to the Shares which the Pledgor reasonably believes to be of importance to the Pledgee.

2.                            Furthermore, the Pledgor hereby declares to have acquired the Present Shares as follows:

•                               as for the numbers 1 through 199,997 pursuant to a notarial deed of transfer of shares, executed before H. van Wilsum, mentioned above, on the nineteenth day of September nineteen hundred and ninety-four; and

•                                 as for the numbers 199,999 and 200,000 pursuant to a notarial deed of issuance of shares, issued before H. van Wilsum, mentioned above, on the sixteenth day of December nineteen hundred and ninety-six.

Exercise of the Right of Pledge.

Article 8.

1.                            Upon the occurrence of an Event of Statutory Default, the Pledgee has (without any further notice (ingebrekestelling) being required), with due regard to the relevant provisions of the Existing Rights of Pledge and the Amended Intercreditor Agreement, the right to exercise all rights and powers which the Pledgee has under Dutch law as holder of a right of pledge over the Shares, and the Pledgee shall be authorized to sell the Shares or part thereof, in accordance with Section 3:248 of the Dutch Civil Code, without prejudice to the provision of Section 3:251 of the Dutch Civil Code, in order to recover the proceeds thereof.

2.                            The blocking clause contained in the articles of association of the Company shall apply to the transfer of the Shares by the Pledgee, it being understood that the Pledgee shall, with due regard to the relevant provisions of the Existing Rights of Pledge, exercise all of the Pledgor’s rights relevant to the alienation and transfer of the Shares, and that the Pledgee shall fulfill the Pledgor’s obligations relevant thereto.

3.                            The Pledgee shall be entitled, following a sale pursuant to this Article 8, to have the Present Shares and the Future Shares registered in the name of the new shareholder and - to the extent necessary, on behalf of the Pledgor - to perform any action and execute any agreement required by law or by the articles of association of the Company to that effect.

4.                            The terms and conditions and location of the public sale pursuant to this Article 8 shall be determined by the Pledgee, taking into consideration local practice and customary terms and conditions.

5.                            In the event the Pledgee enforces execution of the Right of Pledge, the Pledgee shall, with due regard to the relevant provisions of the Existing Rights of Pledge, following payment of the enforcement costs from the proceeds, allocate the net proceeds to fulfill the Secured Obligations.

6.                            The Pledgee does not bear the obligations referred to in Sections 3:249 and 3:252 of the Dutch Civil Code towards others than the Pledgor.

Termination.

Article 9.

1.                            The Right of Pledge shall terminate if and when (a) any and all Secured Obligations have been irrevocably and unconditionally fulfilled, or (b) any and all Secured Obligations have been otherwise terminated or cancelled.

2.                            The Pledgee shall be entitled to terminate the Right of Pledge in whole or in part at any time. Termination shall be effectuated by a written notification to that effect by the Pledgee to the Pledgor with copy to the Company.

Final provisions.

Article 10.

1.                            Any notices or other communication under or in connection with this deed shall be in writing in the English language and shall be delivered personally or by registered mail or fax. Proof of posting shall be deemed to be proof of receipt:

(i)                            in the case of hand delivery: on the day the notice is received by recipient;

(ii)                         in the case of a registered letter: on the third business day after posting; or

(iii)                      in the case of a fax transmission: upon receipt of fax confirmation.

Notices and other communications under this deed may in each case be sent to the following address of the parties hereto:

Address Pledgor:

Central European Media Enterprises N.V.

c/o Curaçao Corporation Company N.V.

Schottegatweg Oost 44

Curaçao

Fax number: + 5999 732 2500

Attention: Managing Director

with a copy to:

CME Media Services Limited

Kříženeckého náměstí 1078/5

152 00  Prague 5 — Barrandov

Czech Republic

Fax number: +420 242 464 483

Attention: Legal Department

Address Pledgee:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, 27th Floor MS NYC60-2710

New York, NY 10005

Attn: Corporates Team Deal Manager—Central European Media Enterprises Ltd.

Fax: +1-732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Securities Services

100 Plaza One, 6th Floor Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team Deal Manager—Central European Media Enterprises Ltd.

Fax: +1-732-578-4635

Address of the Company:

CME Media Enterprises B.V.

Dam 5B

1012 JS Amsterdam

The Netherlands

Fax number: +31 204231404

Attention: Finance Officer

with a copy to:

CME Media Services Limited

Kříženeckého náměstí 1078/5

152 00  Prague 5 — Barrandov

Czech Republic

Fax number: +420 242 464 483

Attention: Legal Department

or such other address or fax number as notified by the relevant party by not less than five business days prior notice.

2.                            As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with its books shall constitute full proof, subject to proof to the contrary, it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorized to exercise his right of execution, with due observance of the obligation of the Pledgee to pay over all amounts which afterwards would appear to be received by him in excess of his rights and with due regard to the relevant provisions of the Existing Rights of Pledge.

3.                            The Right of Pledge, including all provisions of this deed, shall be governed by the laws of the Netherlands.

4.                            The competent court of law in Amsterdam, the Netherlands, shall have non-exclusive jurisdiction with regard to all disputes relating to the Right of Pledge and/or this deed.

5.                            If a provision of this deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of this deed in that jurisdiction and the legality, validity or enforceability in other jurisdictions of that or any other provision of this deed.

6.                            All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, registration fees, translation costs and stamp duties) incurred by the Pledgee in connection with the negotiation, creation or execution of any documentation in connection with the Right of Pledge and the enforcement of the Right of Pledge will be for the account of the Pledgor.

7.                            The Pledgor, the Company and the Pledgee hereby waive, to the fullest extent permitted by law, their right to rescind (ontbinden) this deed pursuant to failure in the performance of one or more of their obligations as referred to in Section 6:265 of the Dutch Civil Code or on any other ground, to suspend (opschorten) any of its obligations under this deed pursuant to section 6:52, 6:262 or 6:263 of the Dutch Civil Code or on any other ground, and to nullify (vernietigen) this deed pursuant to section 6:228 of the Dutch Civil Code or on any other ground.

8.                            The Pledgee shall not be obligated to give notice of a sale to someone other than to the Pledgor as referred to in the Sections 3:249 and 3:252 of the Dutch Civil Code.

9.                            Neither the Pledgee, nor any of its respective officers, employees or agents will be in any way liable or responsible to the Pledgor or the Company or any other party for any loss or liability of any kind arising from any act or omission by it of any kind (whether as mortgagee in possession or otherwise) in relation to the Right of Pledge or this deed, except to the extent caused by its own negligence or wilful misconduct. The Pledgor shall indemnify the Pledgee in respect of all losses, claims or liabilities (including reasonable expenses) incurred by the Pledgee in connection with its acceptance of the Right of Pledge and the exercise by the Pledgee of any rights or powers vested in it hereunder, other than losses, claims or liabilities resulting from the wilful misconduct or negligence of the Pledgee.

10.                     The Pledgor is not entitled to file a request with the voorzieningenrechter of the district court to sell the Shares in a manner which deviates from the sale in public as referred to in Section 3:251 paragraph 1 of the Dutch Civil Code.

11.                     The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Pledgee, as a financial institution, is required, in order to help fight the funding of terrorism and money laundering, to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this deed agree that they will provide the Pledgee with such information as it may request in order to satisfy the requirements of the USA Patriot Act.

FINALLY, THE COMPANY HAS DECLARED:

a.                            that it acknowledges the aforementioned Right of Pledge;

b.                            that it has been informed of the provisions under which the Right of Pledge is established, and fully cooperates with the implementation thereof;

c.                             that no facts or circumstances are known to the Company, which in any way are inconsistent with the warranties and declarations of the Pledgor stated in this deed;

d.                            it shall register in the Company’s shareholders’ register that the Shares are encumbered with a right of pledge in favor of the Pledgee, that, subject to the provisions of Article 4, the Pledgee has the Voting Rights and to whom, the Pledgor or the Pledgee, the rights accrue which the law attributes to holders of depositary receipts with meeting rights (vergaderrechten) of shares in the capital of a company;

e.                             that all resolutions and approvals required from the Company for establishing a right of pledge with a sixth priority (on the date hereof) on the Shares by the Pledgor in favor of the Pledgee under the provisions contained in this deed, have been adopted and received respectively;

f.                              that it is a private company with limited liability, duly incorporated and validly existing under the laws of the Netherlands and is registered in the trade register of the Chamber of Commerce for Amsterdam, the Netherlands, under number 33246826 and that the information contained in the trade register is correct and complete;

g.                             that the Company has not been dissolved, nor has a resolution to dissolve the Company been approved nor has a petition been filed to dissolve the Company, nor has a notice from the Chamber of Commerce pursuant to Section 2:19a paragraph 3 of the Dutch Civil Code been received; and

h.                            that the Company has not been declared bankrupt, nor has a suspension of payments, including any other types of regulations with similar legal consequences been granted, nor have any petitions thereto been filed nor are any such petitions expected.

End.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.